Exhibit 99.1

Laredo Oil Receives Reserve Report For Lustre Oil Field Properties in Northeast Montana

AUSTIN, Texas, Nov. 12, 2021 – Laredo Oil, Inc. (“Laredo Oil”) (OTCBB: LRDC), announces today it has received a reserve report from an independent petroleum engineering firm estimating that interests of proved undeveloped, probable undeveloped and contingent reserves, and forecasts of economics attributable to certain properties in the Western Williston Basin of Montana for oil interests acquired by Lustre Oil Company, LLC (“Lustre”), a wholly owned Laredo Oil subsidiary, total $41 million of cumulative cash flow discounted at 10%. This evaluation, effective Nov. 1, 2021, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (SEC).

“This reserve report confirms the potential of the first 10 wells we have identified for completion in a small portion of the 23,739 acres where Lustre has acquired mineral rights in northeast Montana. Based on this reserve report, I feel the field has much more potential for expansion,” says Mark See, chairman and CEO of Laredo Oil.

About Laredo Oil Inc.

Laredo Oil, Inc. (www.laredo-oil.com) is an exploration and production company specializing in conventional and Enhanced Oil Recovery techniques targeting mature and declining oil fields. In addition to pursuing conventional oil recovery methods in selected oil fields, where applicable Laredo Oil plans to use its unique UGD™ model to profitably recover stranded oil reserves previously thought to be incapable of economic recovery. Our common stock is listed on the OTC Bulletin Board under the symbol, “LRDC.”

Forward-Looking Statements

This press release and the statements made by Laredo Oil, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Laredo Oil, Inc. SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

Bradley E. Sparks

Chief Financial Officer

Laredo Oil, Inc.

(512) 961-3801

info@laredo-oil.com